UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 24, 2012

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	96-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2012, Net Element International Inc. (the “Company”) entered into a Management and Consulting Services Agreement (the “Consulting Agreement”) with Bond Street Management, LLC (“BSM”). Pursuant to the Consulting Agreement, BSM will provide certain management and consulting services, as well as other services, to the Company and its subsidiaries in particular, Net Element Russia, OOO, TOT Money, OOO, Music 1 Russia, OOO and Motorsport, LLC.

The services to be provided under the Consulting Agreement include, but are not limited to: (i) consulting with respect to borrowings, acquisitions, and operations; (ii) advising with respect to investment opportunities; (iii) providing investment banking and other financial advisory services; (iv) coordinating investor relations and stockholder communications; (v) advising on board of director policies; (vi) evaluating and recommending hedging strategies; (vii) counseling on regulatory requirements; (viii) consulting with regard to the capital structure and potential capital raising opportunities for the Company and its subsidiaries; (ix) assisting in retaining advisors to develop accounting and compliance programs; (x) assisting with corporate filings and necessary business licenses; (xi) assisting with regulatory requirements, including the preparation of financial statements, and providing information related to the certification of the financial statements to the chief executive officer and chief financial officer of the Company; (xii) advising in connection with litigation or other claims; (xiii) advising on expenses and budgetary matters; and (xiv) providing other services reasonably requested in writing from time to time for the management. BSM may also enter into agreements with third parties for and on behalf of the Company and retain professional services, such as legal counsel, appraiser, insurer, transfer agent, investment banks, as BSM deems necessary or advisable. BSM will further provide the Company with qualified personnel to serve as chief executive officer and chief operating officer, which persons shall devote as much of their time to the management of the Company and its subsidiaries as the Company deems necessary. BSM may also from time to time provide other senior officers or personnel to the Company.

In addition, BSM will provide the Company with qualified personnel to serve as Chief Executive Officer and Chief Operating Officer.

The initial term of the Consulting Agreement is until December 31, 2013 and it will automatically renew for a one-year term on each anniversary of that date. The Company and BSM can each terminate the Consulting Agreement for convenience upon 90 days prior written notice. The Company can also terminate immediately upon written notice in the event of (i) any act of fraud, misappropriation of funds or embezzlements by BSM, (ii) willful misconduct, bad faith or gross negligence, (iii) material breach of the agreement which remains uncured for 45 days, (iv) bankruptcy or insolvency, or (v) dissolution of BSM. BSM may terminate upon 60 days prior written notice in case the Company or its subsidiaries default in the performance of any material term, condition or covenant and such default remains uncured for 45 days.

For the services provided, including the compensation of the Company’s Chief Executive Officer and Chief Operating Officer, under the Consulting Agreement, the Company will pay BSM a service fee of $50,000 per month and reimburse BSM for all of its documented business expenses incurred directly on behalf of the Company. The parties shall apply their best effort to renegotiate the service fee by December 31, 2012, to reflect the actual services being provided by BSM and expected services to be provided during the calendar year 2013 and on a going forward basis. BSM is also eligible for a discretionary performance based fee, which shall be payable in cash or non-cash equitable compensation at the sole discretion of the independent directors of the Company or by the Company if the chief executive officer is not an employee, officer or affiliate of BSM.

In addition, the Company shall bear all costs and expenses that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of BSM, to the extent of the accounting, operating and other administrative services provided by BSM on behalf of the Company.

Under the Consulting Agreement, BSM does not assume any responsibility other than to render the services in good faith and is not responsible for any actions of the board of directors or other governing body of any of the Company’s subsidiaries and has no responsibility for the directors, officers and employees of the Company and its subsidiaries. The Company has the obligation to indemnify BSM, its affiliates and their respective directors, managers, members, officers, employees and other representatives to the full extent permitted by the law, for any losses and liabilities arising out of acts or omissions of such person in connection with the provision of services under the Consulting Agreement, unless such act or omission constitutes bad faith, willful misconduct, gross negligence or reckless disregard of BSM’s duties. BSM shall, to extent lawful, indemnify the Company for any losses and liabilities arising out of BSM’s breach of the Consulting Agreement, bad faith, willful misconduct, gross negligence or reckless disregard of BSM’s duties.

Francesco Piovanetti, the Chief Executive Officer of the Company and Alberto Hernandez, the Chief Operating Officer of the Company, owns 25% each of the outstanding equity interest in BSM.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures contained under Item 1.01 are incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Management and Consulting Services Agreement dated October 24, 2012 between Bond Street Management LLC and Net Element International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: October 30, 2012	By:	/s/ Francesco Piovanetti
Name: Francesco Piovanetti Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Management and Consulting Services Agreement dated October 24, 2012 between Bond Street Management LLC and Net Element International Inc.